AMENDMENT NO. 3
to
Terms of Employment
of
Blaine Robinson
with
CONCORD CAMERA CORP.

AMENDMENT NO. 3, dated April 1, 2006, to Terms of Employment having an Effective Date of February 11, 2003, as heretofore amended (as amended, the “Agreement”), by and between CONCORD CAMERA CORP. (the “Company”) and Blaine Robinson (the “employee”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the Agreement is hereby amended as follows:

1.	In Section 1, Position is hereby amended to Vice President - Finance, Treasurer and Assistant Secretary.

2.	Section 4, Reports To is hereby deleted in its entirety and replaced with the following:

4) Reports To

The Chief Executive Officer, or such other person or person(s) as the Chief Executive Officer may from time to time designate.

3.	In Section 5, Compensation, the salary amount is increased to $210,000 per annum, and the following paragraph is added:

The employee’s base salary will be increased an additional $10,000 to $220,000 per annum effective October 1, 2006, provided he has met certain performance objectives to be mutually agreed upon by the employee and the Chief Executive Officer of the Company.

4.	In Section 10, Benefits, delete the phrase “…, up to the maximum established in the plan”.

5.	In Section 11, Termination, the second paragraph is deleted and replaced with the following:

Either party may terminate at any time for any reason or for no reason upon giving the other party 30 days’ written notice. If the Company terminates the employee for any reason other than cause or for no reason and such termination is made effective immediately or at any other time before the expiration of the foregoing 30-day notice period (the “Notice Period”), then the Company shall pay the employee’s base salary and car allowance in lieu of notice, for the remainder of such Notice Period (the “Notice Payments”). In addition, if the Company terminates the employee for any reason other than cause or for no reason, then, subject to the limitation set forth in the next sentence, the employee shall receive payments equal to four (4) months of his then base salary and car allowance (net of required withholding) (the “Severance Payments”) in accordance with the Company’s normal payroll schedule. Notwithstanding any provision of this Agreement to the contrary, in no event shall the employee receive payments pursuant to this Section 11 (Notice Payments and Severance Payments) which, when aggregated, exceed four (4) months' of his then base salary and car allowance. By way of example: (i) if the employee receives Notice Payments equal to one (1) month's base salary and car allowance, then his Severance Payments will be three (3) months' base salary and car allowance; and (ii) if the employee instead receives 30 days’ notice, such that there are no Notice Payments, then the Severance Payments will be equal to four (4) months' base salary and car allowance.

6.	Add the following Section 20, Executive Compensation Plans.

Subject to the terms and conditions of such plans, the employee is eligible to participate in the Company’s Amended and Restated Annual Incentive Compensation Plan, the Company’s Amended and Restated Long Term Incentive Plan Commencing Fiscal 2004, the Company’s Flexible Perquisite Spending Account Program for Corporate Officers and any other plans and programs made available to executive officers of the Company, in each case as the same may be amended from time to time. The foregoing plans/program as currently in effect are attached hereto as Exhibits C, D and E, respectively.

7.	This Amendment No. 3 is effective April 1, 2006. Except as hereby amended, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

Accepted and Agreed:		Accepted and Agreed:

EMPLOYEE:		CONCORD CAMERA CORP.

/s/ Blaine Robinson	By:	/s/ Ira B. Lampert
Blaine Robinson		Ira B. Lampert
Chairman, CEO and President